Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund
333-69035
811-09161


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results for December 16, 2011 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting together as a
class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
          10,093,682
                   1,352
   Against
               361,206
                         -
   Abstain
               371,053
                         -
   Broker Non-Votes
            3,352,320
                         -
      Total
          14,178,261
                   1,352



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
          10,132,522
                   1,352
   Against
               380,292
                         -
   Abstain
               313,127
                         -
   Broker Non-Votes
            3,352,320
                         -
      Total
          14,178,261
                   1,352

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090004